News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM ENTERS INTO CALIFORNIA CRUDE OIL SALES CONTRACT

Bakersfield, CA -November 22, 2005 - Berry Petroleum Company (NYSE:BRY) entered into a new crude oil sales contract for its California production for deliveries beginning February 1, 2006. The per barrel price, calculated on a monthly basis, will be the higher of 1) the West Texas Intermediate NYMEX crude oil price less a fixed differential, or 2) heavy oil field postings plus a premium. The contract is for a four-year term with a one-year renewal option.

Michael Duginski, executive vice president of Corporate Development and California, stated “A new multi-year California crude oil sales contract provides Berry a premium for its quantity of deliverable barrels and allows us to focus our energies on increasing our California production. Our initial deliveries under the contract are expected to be approximately 16,200 barrels per day or approximately two-thirds of Berry’s total companywide production.”

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "expected" and "increasing" indicate forward-looking statements and are made based on management’s expectations and beliefs concerning future developments and their potential effects upon Berry Petroleum Company. Important factors which could affect actual results are discussed in Part II of Berry’s Form 10-K filed with the Securities and Exchange Commission, under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."

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